Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Record Revenue in
Fiscal 2005 Fueled By 435 Percent Growth In XATANET™ Subscriptions
Also Releases Fourth Quarter And Fiscal Year 2005 Annual Results
MINNEAPOLIS, November 23, 2005—XATA Corporation (Nasdaq:XATA), the leader in onboard fleet management systems for private fleet transportation, today announced that it has achieved record revenue in fiscal 2005 as its XATANET subscriber base grew 435 percent for the fiscal year ended September 30, 2005.
Net sales for fiscal 2005 ended September 30, 2005 were $19.3 million, compared to $18.9 million for the prior fiscal year. In addition, deferred revenue increased 167 percent on a year over year basis, to $11.1 million at the end of fiscal 2005, compared to $4.2 million at the end of fiscal 2004. The growth in net sales and deferred revenue is primarily due to XATANET system sales. System revenue associated with the XATANET product is recognized over the initial term of each subscription, which ranges from one to six years, rather than fully at the time of delivery. XATANET system sales were 28 percent of total net sales for fiscal 2005, compared to 6 percent for the prior fiscal year.
Net sales for the fourth quarter of fiscal 2005 totaled $5.6 million, compared to $5.9 million in the fourth quarter of fiscal 2004. In addition, deferred revenue increased $3.5 million in the fourth quarter of fiscal 2005 compared to an increase of $0.9 million in the fourth quarter of fiscal 2004 primarily due to XATANET system sales. XATANET system sales were 45 percent of net sales in the fourth quarter of fiscal 2005, compared to 7 percent in the fourth quarter of fiscal 2004.
“We are pleased to report record revenue in fiscal 2005 despite the fact that we deferred 73% of XATANET system sales booked in fiscal 2005. The deferred activity, although impacting our near-term earnings, has set us up for a bright future as this revenue will be recognized over time. Also, every XATANET sale will generate additional revenue in years to come as a result of its subscription based format,” stated Craig Fawcett, XATA Chairman and CEO. “Furthermore we believe our market momentum continues to build, as we are experiencing growing demand from new customers and our Fortune 500 base of OpCenter customers as they begin to migrate to our subscription fee based XATANET platform.”
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XATA Releases Fiscal 2005 Results — Page 2
Costs of sales for fiscal 2005 were $15.0 million, compared to $12.6 million for the prior fiscal year. The increase of $2.4 million was primarily due to an increase in back-office infrastructure costs in the company’s professional service organization and customer retention costs associated with further positioning the company to market and support the XATANET product line. In the fourth quarter of fiscal 2005, costs of sales totaled $5.5 million, compared to $3.9 million in the fourth quarter of fiscal 2004.
Research and development costs for fiscal 2005 were $3.6 million, compared to $2.4 million for the prior fiscal year. The increase of $1.2 million was due to the company’s decision in fiscal 2005 to broaden its XATANET product offering. In the fourth quarter of fiscal 2005 research and development costs totaled $0.6 million, compared to $0.8 million in the fourth quarter of fiscal 2004.
Selling, general and administrative costs for fiscal 2005 were $6.8 million, compared to $5.1 million for the prior fiscal year. The increase of $1.7 million was primarily due to an increase in back-office infrastructure costs to support the XATANET subscription based business and sales costs associated with increased XATANET new customer bookings. In the fourth quarter of fiscal 2005, selling, general and administrative costs totaled $1.8 million, compared to $1.5 million in the fourth quarter of fiscal 2004.
“Fiscal 2005 marked a transition year for XATA as we invested heavily in the functionality of the XATANET product line and our infrastructure to support the significant growth of XATANET,” stated Mark Ties, XATA CFO. “We expect our cost trend to level off in fiscal 2006 and our operating performance to improve considerably as we leverage our infrastructure with additional product sales.”
About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 45,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
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XATA Releases Fiscal 2005 Results — Page 3
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.
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XATA Releases Fiscal 2005 Results — Page 4
XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Month Period Ended		Fiscal Year Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2004	2005	2004
Net sales	$5,583	$5,853	$19,302	$18,932

Cost of sales	5,486	3,932	14,994	12,599
Selling, general and administrative	1,814	1,521	6,766	5,061
Research and development	635	840	3,622	2,428

Total costs and expenses	7,935	6,293	25,382	20,088

Loss from operations	(2,352)	(440)	(6,080)	(1,156)
Interest and other income, net	15	1	100	(35)

Loss before income taxes	(2,337)	(439)	(5,980)	(1,191)
Income tax expense	—	—	—	—

Net loss	(2,337)	(439)	(5,980)	(1,191)

Preferred stock dividends and deemed dividends	(463)	(43)	(756)	(866)

Net loss to common shareholders	$(2,800)	$(482)	$(6,736)	$(2,057)

Net loss per common share — basic and diluted
Net loss to commom shareholders	$(0.38)	$(0.07)	$(0.93)	$(0.29)

Weighted average common and common share equivalents -
Basic & Diluted	7,283	7,082	7,212	7,022

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XATA Releases Fiscal 2005 Results — Page 5
XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	September 30,	September 30,
	2005	2004
Current assets
Cash and cash equivalents	$6,473	$5,322
Accounts receivable, net	7,812	5,501
Inventories	1,257	1,067
Deferred product costs	4,671	511
Prepaid expenses	204	232

Total current assets	20,417	12,633

Equipment and leasehold improvements, net	1,085	456
Deferred product costs, non-current	1,002	303

Total assets	$22,504	$13,392

Current liabilities
Bank line of credit	$1,800	$518
Current maturities of long-term debt	—	231
Accounts payable	2,387	1,734
Accrued liabilities	2,171	1,593
Deferred revenue	7,785	2,658

Total current liabilities	14,143	6,734

Long-term debt	—	20
Deferred revenue, non-current	3,324	1,502

Total liabilities	17,467	8,256

Shareholders’ equity
Common stock	20,528	19,073
Preferred stock	9,105	3,923
Accumulated deficit	(24,596)	(17,860)

Total shareholders’ equity	5,037	5,136

Total liabilities and shareholders’ equity	$22,504	$13,392

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